Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Caliburn International Corporation, of our report dated August 24, 2018, relating to the combined financial statements of Caliburn Holdings, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Mclean, Virginia

October 19, 2018